Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of Rule 10b5-1 Plans By Executive Officers

Milwaukee, WI ─ May 30, 2014/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that David J. Rodgers, Senior Vice President and Chief Financial Officer, and Joseph C. Wright, Senior Vice President and President - Engines Group, have entered into individual stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Messrs. Rodgers and Wright informed the Company that under their trading plans they intend to sell 16,536 shares and 18,636 shares, respectively, of Company common stock that would be issued as a result of the exercise of stock options that will expire in August 2014. The purpose of each plan is to provide the executive officer with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that each executive may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling prices of the Company’s stock on the dates the stock options are exercised exceed the exercise prices of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

David J. Rodgers
Senior Vice President and
Chief Financial Officer

/CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/